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		                                                  					Exhibit 23.1





                 				CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Sunquest Information Systems, Inc. of our report dated February 8, 2000 included in the 1999 Annual Report to Shareholders of Sunquest Information Systems, Inc.

We also consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-06015) pertaining to the Employee Stock Purchase Plan and the Registration Statements (Form S-8, No. 333-40541 and Form S-8, No. 333-56713) pertaining to the Stock Incentive Plan of 1996 of Sunquest Information Systems, Inc. of our report dated February 8, 2000 with respect to the consolidated financial statements of Sunquest Information Systems, Inc. incorporated by reference in the Annual Report (Form 10-K)



                                        								/s/ ERNST & YOUNG LLP


Pittsburgh, Pennsylvania
March 27, 2000